EXHIBIT 99.2



              [GRAPHIC OMITTED]

              A MARKET ASSESSMENT
              FOR THE FINANCING OF THE
              EASTCHESTER EXTENSION OF
              THE IROQUOIS GAS TRANSMISSION SYSTEM



              PREPARED FOR:





              Prepared By:
              ICF Resources Incorporated
              Fairfax, Virginia



              July 31, 2002

                                   DISCLAIMER

This report was produced by ICF Resources Incorporated in accordance with an agreement with Iroquois Gas Transmission System, L.P., which paid for ICF's services in producing the report. This report must be read as a whole and in conjunction with this notice. Any use of this report other than as a whole and in conjunction with this notice is forbidden. This report may not be copied in whole or in part or distributed to anyone outside Iroquois Gas Transmission System, L.P. and its prospective lenders or investors without ICF Resources prior expressed and specific written permission.

This report and information and statements herein are based in whole or in part on information obtained from various sources. ICF Resources makes no assurances as to the accuracy of any such information or any conclusions based thereon. ICF Resources bears no responsibility for the results of any actions taken on the basis of this report.

                                Table of Contents

Executive Summary and Finding------------------------------------------------ 1
     Physical Characteristics of Eastchester and the Market------------------ 1 Market Outlook for Eastchester------------------------------------------ 2
     Sources of Gas Supply and Cost------------------------------------------ 3
     Competitive Assessment-------------------------------------------------- 5
     Conclusions------------------------------------------------------------- 6

Introduction----------------------------------------------------------------- 7
     Background-------------------------------------------------------------- 7
     Key Issues-------------------------------------------------------------- 8
     Organization of this Report--------------------------------------------- 8

Gas Market Assessment-------------------------------------------------------- 9
     Customer Support-------------------------------------------------------- 9
     Gas Demand Forecast for New York City----------------------------------- 10
         Electric Power Gas Demand Outlook----------------------------------- 10
         High Voltage Direct Current Transmission---------------------------- 13 Core Market Gas Demand Growth--------------------------------------- 14
     Chapter Summary--------------------------------------------------------- 15

Gas Supply Issues------------------------------------------------------------ 16
     Background-------------------------------------------------------------- 16
     Canadian Gas Supply----------------------------------------------------- 17
         Western Canadian Sedimentary Basin---------------------------------- 17
         Sable Island-------------------------------------------------------- 18
         Other Canadian Resources-------------------------------------------- 19
     Canadian Natural Gas Production Potential------------------------------- 19 U.S. Gulf Coast Supply-------------------------------------------------- 20
     Gulf Resource Potential------------------------------------------------- 21
     Gulf Of Mexico Future Production Potential------------------------------ 21 Comparative Basin Costs------------------------------------------------- 22
     Chapter Summary--------------------------------------------------------- 22

Natural Gas Pipeline Transportation------------------------------------------ 23
     Background-------------------------------------------------------------- 23
     Existing Transportation Capacity---------------------------------------- 23
     Planned Pipeline Expansions--------------------------------------------- 24
         Market Link II and Leidy East--------------------------------------- 25
         Millennium Pipeline------------------------------------------------- 25
         Northeast ConneXion------------------------------------------------- 26
     Delivered Prices-------------------------------------------------------- 26
     Future Competition in the New York City Market-------------------------- 29 Chapter Summary--------------------------------------------------------- 29

Findings and Conclusions----------------------------------------------------- 30

                                    Exhibits

ES-1. Map of Eastchester into New York City---------------------------------- 2
ES-2. Customer Commitments--------------------------------------------------- 3
ES-3. Forecast of Average Daily Natural Gas Demand -------------------------- 3 ES-4. Natural Gas Wellhead Prices-------------------------------------------- 4
ES-5. Cost of Gas Delivered to New York City in 2005------------------------- 5
   2-1. Customer Commitments------------------------------------------------- 9
   2-2. Power Plant Locations near Eastchester------------------------------- 11
   2-3. Forecast Annual Gas Consumption by Electric Power Sector------------- 12 2-4. Forecast Peak Day Gas Consumption by Electric Power Sector----------- 13 2-5. Forecast of Average Daily Natural Gas Demand------------------------- 15 2-6. Forecast of Peak Day Natural Gas Demand------------------------------ 15
   3-1. Potential Gas-Producing Basins in Canada----------------------------- 16
   3-2. Illustration of Natural Gas Production and Exports from Canada------- 17 3-3. Current Estimate of Canadian Natural Gas Resources------------------- 19 3-4. Projected Canadian Marketed Natural Gas Production------------------- 20 3-5. Undiscovered Conventionally Recoverable Natural Gas
   Resource by Gulf of Mexico Planning Area and Water Depth------------------ 21 3-6. Natural gas Production Prices---------------------------------------- 22
   4-1. New York Interstate Natural Gas Pipelines---------------------------- 23 4-2. Current Pipeline Capacity into New York City------------------------- 24 4-3. Planned Pipeline Capacity Expansions--------------------------------- 24
   4-4. Existing and Planned Capacity into the ConEd System------------------ 24 4-5. Cost of Gas Delivered to New York City------------------------------- 27
   4-6. Variable Cost of Gas Delivered to ConEd in 2005---------------------- 27 4-7. Variable Cost of Gas Delivered to ConEd------------------------------ 28
   4-8. Full Cost of Gas Delivered to ConEd---------------------------------- 28
   4-9. Total Cost of New ConEd Capacity------------------------------------- 28

                                  Abbreviations

        ------------------------------------------------------------------------
        Abbreviation                  Full Name
        ------------------------------------------------------------------------
        Bcf                           Billion cubic feet
        ConEd                         Consolidated Edison
        Dth                           Dekatherms
        FERC                          Federal Energy Regulatory Commission
        GOM                           Gulf of Mexico
        IGTS                          Iroquois Gas Transmission System
        HVDC                          High Voltage Direct Current
        M&NE                          Maritimes & Northeast Pipeline
        MMBtu                         Million British thermal units
        NANGAS                        North American Natural Gas Analysis System
        NYISO                         New York Independent System Operator
        NYPA                          New York Power Authority
        NYPP                          New York Power Pool
        OCS                           Outer Continental Shelf
        PJM                           Pennsylvania-New Jersey-Maryland ISO
        PGT                           PG&E Northwest Pipeline
        PNGTS                         Pacific Natural Gas Transmission System
        Tcf                           Trillion cubic feet
        TCPL                          TransCanada Pipe Line
        Tennessee                     Tennessee Gas Pipeline
        TETCO                         Texas Eastern Transmission Company
        TGP                           Tennessee Gas Pipeline
        Transco                       Transcontinental Gas Pipe Line
        TSR                           Transmission Scheduling Right
        WCSB                          Western Canadian Sedimentary Basin
        MMcf                          Million cubic feet
        ------------------------------------------------------------------------

                         Executive Summary and Findings

ICF Consulting Inc. was engaged by Iroquois Gas Transmission System ("IGTS") to provide an independent assessment of the market for and competitive position of IGTS's Eastchester Extension. Based on our analysis of the demand for natural gas in the New York City region, the existing and potential pipeline transportation options for bringing gas into the region, the potential sources of supply, and our estimates of the costs of supply and transportation, we make the following observations and conclusions.

Physical Characteristics of Eastchester and the Market

A major driver of the value of the Eastchester Extension is its size and location relative to the market. For Eastchester this turns on the capacity of the pipeline to deliver substantial volumes of gas to the New York market and the proximity to the market.

     o The Eastchester Extension of the IGTS is scheduled to enter service in 2003, delivering 230 thousand dekatherms ("MDth") per day to a point just downstream of Consolidated Edison's ("ConEd") Hunts Point compressor station. The location of the delivery point is significant because it is close to the heart of the ConEd system, very near the major market loads. Eastchester has future expansion capabilities to 750 MDth per day.

     o The Eastchester pipeline delivery point is to be designated a New York Facilities meter. As such, this allows other customers throughout the New York region, principally on Keyspan, to access gas delivered into the Hunt's Point delivery meter. This expands the access of Eastchester supplies to the greater New York area.

     o The New York market has been the object of intense interest by pipelines seeking to expand markets. Recent new and proposed projects to reach New York City proper include Market Link (Transco), Millennium (Columbia), ConneXion (Tennessee), and Eastchester. While the first phase of Market Link is complete, the other pipelines have not begun construction. Eastchester will precede these to market. In addition, these other pipelines will incur costs of upgrading ConEd facilities to reach the same markets as Eastchester does.

     o Exhibit ES-1 presents a map of the ConEd and Keyspan New York systems with the major pipeline facilities. Eastchester is the dotted line that enters the Bronx downstream of the Hunt's Point compressor station. This illustrates the other major citygates into the New York facilities grid: Transco from the west, Texas Eastern from the south and Tennessee from the north. As described below, new expansions into New York will either cross the Hudson, come down the Hudson from White Plains, or in the case of Millennium, cross the Hudson to Mount Vernon where it intersects with small capacity pipes owned by ConEd.

               Exhibit ES-1. Map of Eastchester into New York City



                               [GRAPHICS OMITTED]







Market Outlook for Eastchester

     o Eastchester currently has commitments from four customers for capacity on the pipeline. These customers include ConEd Energy, Keyspan Ravenswood, Inc., Reliant (formerly Orion Power), and Virginia Power Energy Marketing.(1) The total equals 170,000 Dth per day. These customer agreements are for 10 years, expiring in the 2013 time frame.

     o Eastchester is in negotiations with additional customers that would increase the commitments to 230,000 Dth per day. These potential customers include the New York Power Authority, Sempra and other parties.

     o By having direct access to Eastchester, it is expected that these customers will be in a better position to economically dispatch power plants, increasing capacity factors and increasing gas consumption. In addition, under New York's gas market unbundling policy, these customers will be in a position to resell gas to commercial, large residential, and industrial customers in the area when gas is not being used to generate electricity.




----------

1 The agreement with Virginia Power Energy Marketing is pending.

                       Exhibit ES-2. Customer Commitments

              ------------------------------------------------------------------
                     Contracting Entity                 Contracted Quantity
                                                           (Dth per day)
              ------------------------------------------------------------------
               ConEd Energy                                    30,000
              ------------------------------------------------------------------
               Key Span Ravenswood, Inc.                       60,000
              ------------------------------------------------------------------
               Reliant Energy (formerly Orion Power)           60,000
              ------------------------------------------------------------------
               Virginia Power Energy Marketing, Inc.           20,000
              ------------------------------------------------------------------
               Total Contracted Capacity                       170,000
              ------------------------------------------------------------------


     o Eastchester is expected to serve electric baseload, intermediate, and peak power loads, as well as commercial loads. ICF has used its proprietary IPMTM electric power model to estimate future electricity consumption growth in the New York City area. Gas will continue to be the dominant fuel in this market. Demand for gas for electricity generation is forecasted to grow from about 187 trillion Btus in 2003 to 302 trillion Btus in 2020. This represents both increases in installed capacity and more intensive use of existing capacity that will lead to higher levels of gas consumption.

     o Much of the power loads to be served by Eastchester are along the East River. Within two miles of the Eastchester meter is approximately 500,000 Dth per day of gas consumption for power generation.

     o New York is a large and high value gas market. The "downstate" New York market consumed on average about 2,200 MDth per day in 2000. Downstate consists of ConEd, Orange and Rockland, Central Hudson, and the Keyspan systems. Peak day demand was approximately 3,000 MDth per day. Based on the New York Gas Group forecast, annual average gas consumption in downstate is expected to increase substantially to almost 2,400 MDth per day in 2010 and could reach 3,500 MDth per day by 2025.

           Exhibit ES-3. Forecast of Average Daily Natural Gas Demand
                           (Thousands of Dth per day)
--------------------------------------------------------------------------------
Sector                        2000     2005     2010     2015     2020     2025
--------------------------------------------------------------------------------
Downstate                    2,212    2,373    2,680    2,951    3,234    3,543
--------------------------------------------------------------------------------
Consolidated Edison (NYC)     763      828      952     1,094    1,258    1,446
--------------------------------------------------------------------------------
Keyspan New York              682      742      799      862      929     1,001
--------------------------------------------------------------------------------
Source: New York Gas Group, 2000 and 2001 New York Gas Report and ICF Consulting, Inc.

Sources of Gas Supply and Cost

New York and the Northeast receive gas over long-haul gas transmission systems connected to three major producing markets: the U.S. Gulf Coast, the Western Canadian Sedimentary Basin ("WCSB"), and more recently the Scotian Shelf ("Sable Island"). Different gas prices in these basins combined with the costs of transporting gas from the basins to the Northeast and New York City establish the relative merit order of pipelines dispatched to serve the local demand.

     o During the last decade, the WCSB, primarily Alberta, has become an increasingly important supply region for the North American market. According to the Canadian Gas Potential Committee, the WCSB is estimated to have 423 trillion cubic feet ("Tcf") of natural gas. Currently 95 percent of Canada's marketable gas production of 6 Tcf comes from the WCSB. WCSB gas exported to the U.S. flows to California, the Midwest, and the Northeast. The gas destined for the Northeast largely moves over the TransCanada Pipe Line ("TCPL") system, which is interconnected to IGTS at Waddington, New York. Prior to expansions of the Pacific Gas Transmission system and the systems serving the Midwest, WCSB gas was priced substantially below other sources of gas because of transportation bottlenecks. As more capacity has been constructed to export gas, prices in the WCSB have increased relative to other basins.

     o The greater Gulf of Mexico gas supply region includes the coastal regions of Texas, Louisiana, and Mississippi, the Louisiana and Mississippi interior basins, East Texas Basin, the Florida Peninsula, and the offshore Gulf of Mexico. Total marketed gas production from the Gulf of Mexico region in 2001 was 9.8 Tcf, approximately half of total U.S. natural gas production. Annual production from the region is projected to grow to 10.8 Tcf in 2005 and 12.1 Tcf in 2010. Remaining proved reserves in the Gulf of Mexico supply region were 67 Tcf at year-end 1999, representing 38 percent of total U.S. proved gas reserves. The estimated conventionally recoverable undiscovered resource base for the total Gulf of Mexico region is 290 Tcf, or approximately one-third of the estimated total U.S. undiscovered resource base. While the offshore Gulf of Mexico contributes approximately 35 percent of the region's proved reserves, the offshore areas contain almost two-thirds of the region's undiscovered resource base. Cost in this region is expected to increase as deeper offshore wells are drilled to replace depleting near- and onshore production. The Gulf region is the marginal supply source for the Northeast.

     o It is estimated that offshore Nova Scotia contains over 30 Tcf of recoverable natural gas reserves, and some estimates run higher. Currently Sable Island gas production is approximately 180 billion cubic feet ("Bcf") per year. Gas production could exceed 370 Bcf per year by 2005 as the Panuke deep fields are brought on line. Additional gas is available in the Grand Banks, offshore Newfoundland, where currently re-injected gas is expected to be available for market in 10 years. Since the construction of the Maritimes & Northeast Pipeline ("M&NE"), markets for Sable Island gas have developed in New England. Expansions of the M&NE are now creating pressure to market Sable Island gas into southern New England and New York. Substantial amounts of gas can be delivered over the Tennessee and Algonquin pipeline systems to IGTS and Eastchester.

     o ICF's analysis of comparative costs of delivering gas to New York uses basin prices generated by ICF's North American Natural Gas Analysis System ("NANGAS") to represent the cost of gas into the pipelines. These prices are shown below. (Notably, WCSB prices are expected to decline when Alaskan and MacKenzie gas enter the network in Alberta in the 2009-2010 timeframe. This drop will be short-lived.) Our estimates of delivered cost use 2005 estimates. (See Exhibit ES-5.)

            Exhibit ES-4. Natural Gas Wellhead Prices (2000 $/MMBtu)
--------------------------------------------------------------------------------
                                2005       2010       2015       2020       2025
--------------------------------------------------------------------------------
Henry Hub                       3.11       3.03       3.19       3.34       3.34
WCSB                            2.63       1.40       3.00       2.74       2.74
SOEP Plant (Sable Island)       2.06       1.98       2.14       2.29       2.29
--------------------------------------------------------------------------------
Source:  ICF Consulting, Inc.

Competitive Assessment

Potential marketers of gas to end users in New York City will consider the competitive relationships between gas pipelines and supply regions. Below we compare Eastchester delivered costs with those of existing pipelines and those of proposed pipelines for the year 2005.

     o This comparison shows that for the purposes of shippers holding capacity on Eastchester, gas costs on an avoided or variable cost basis are lower than other sources for gas purchased in the WCSB and Sable Island.

     o For shippers considering the value of committing to Eastchester or another new pipeline, Eastchester is cheaper than Millennium and more costly than the Leidy East expansion. It is important to note that our costs of these expansions does not include additional costs for upgrading pipelines on the ConEd system to get gas from these pipelines to the same point as Eastchester. These additional costs would involve upgrading pipes through the Bronx and across Manhattan respectively. We believe these costs would be substantial for new shippers. (Estimates range to $8 million per mile for construction upgrades.)

     o ICF has not evaluated the cost of the ConneXion pipeline being proposed by Tennessee. We note that ConneXion would involve laying 18 miles of pipe in the Hudson River, which given the experience with local opposition to pipelines in this corridor and the concerns with pollution embedded in the river bottom from upstream manufacturing, will increase the costs and uncertainty for this proposal.



                       Exhibit ES-5. Cost of Gas Delivered to New York City in 2005 (2000/MMBtu)
---------------------------------------------------------------------------------------------------------------------------
Gas Source                           Route                     Capacity  Basin   Transportation Costs Delivered Costs to
                                                                          Price                            NYC Area
---------------------------------------------------------------------------------------------------------------------------
                                                                MMcf/d    2005    Total(1) Variable(2)   Total    Variable
---------------------------------------------------------------------------------------------------------------------------
Existing Pipelines
---------------------------------------------------------------------------------------------------------------------------
Gulf of Mexico    Transcontinental Gas Pipe Line                 885      3.11     0.55      0.13       3.66      3.24
Gulf of Mexico    Texas Eastern (TETCO)                          179      3.11     0.75      0.32       3.86      3.43
Gulf of Mexico    Tennessee Gas (Tennessee)                       18      3.11     0.73      0.32       3.84      3.43
Gulf of Mexico    Market Link I                                  115      3.11     0.56      0.13       3.67      3.24

---------------------------------------------------------------------------------------------------------------------------
New Pipelines
---------------------------------------------------------------------------------------------------------------------------
WCSB              Millennium Project(4)                          350      2.63     1.77      0.21       4.40      2.84+
Gulf of Mexico    Northeast ConneXion                            300      3.11
Gulf of Mexico    Leidy East                                      25      3.11     0.56      0.13       3.67      3.24+

---------------------------------------------------------------------------------------------------------------------------
Eastchester Expansion Pipelines(3)
---------------------------------------------------------------------------------------------------------------------------
WCSB              NOVA+TCPL+Iroquois+Eastchester                 230      2.63     1.66      0.34       4.29      2.97
Gulf of Mexico    TETCO+Algonquin+Iroquois+Eastchester                    3.11     1.24      0.39       4.35      3.50
Gulf of Mexico    Tennessee+Iroquois+Eastchester                          3.11     1.12      0.41       4.23      3.52
SOEP Plant        M&NE+Tennessee+Iroquois+Eastchester                     2.06     1.89      0.19       3.95      2.25
SOEP Plant        M&NE+Algonquin+Iroquois+Eastchester                     2.06     1.88      0.31       3.94      2.37

---------------------------------------------------------------------------------------------------------------------------

1.  Includes 100% load factor rate, commodity rate, and fuel cost.
2.  Includes commodity rate and fuel cost only.
3.  Assumes Eastchester lateral does not increase Iroquois Inter - Zone rate.
4. Includes NOVA+Foothills+Northern Border+Vector+Canadian Millennium+U.S. Millennium

     o Over the long run, Eastchester would appear to improve its position relative to existing and new pipelines for two reasons. The proposed Eastchester rate is expected, all else equal, to decline over time as a result of depreciation and additional expansion. Second,

          ICF believes that Sable Island gas will become a larger component of the supply for New York. As such, lower cost Sable Island gas will have direct access to New York in substantial amounts only through Eastchester.

     o The timing of Eastchester entering service is advantageous. By being among the first of the new pipelines in the City, Eastchester will fill up. Later pipelines will have greater difficulty in meeting throughput.

Conclusions

IGTS and the Eastchester Extension are well positioned to maintain and add throughput and customers over the term of the financing. The key competitive strengths are location, high deliverability, pricing, and low cost expandability.

On a variable cost basis, Eastchester will be the lowest cost supplier of gas to the New York market of the existing pipelines serving the City. On a full cost basis, Eastchester will be more expensive than the next Transco-Leidy expansion, and less costly than Millennium. Eastchester will compete at the margin with Transco-based supply. Over the long run, with its declining rates and access to Sable Island gas, Eastchester should become a low-cost supplier in the New York market.

Eastchester will serve a growing market that will be expensive for other pipelines to enter. We believe Eastchester and IGTS will be the pipeline of choice for incremental demand growth. This growth is expected to come largely from electricity generation.

Over time we expect that IGTS and Eastchester will provide the major avenue for Sable Island gas supplies to enter the New York market. Sable Island supply will be favorably priced relative to Gulf and WCSB gas supply over the foreseeable future.

                                 1. Introduction

     Background

IGTS is a 375-mile natural gas pipeline extending from the United States - Canadian border to Long Island, New York. Specifically, IGTS begins at an interconnection with the Canadian mainline system owned by TransCanada Pipe Line, Ltd. ("TCPL") at the at Waddington, NY, runs through the states of New York and Connecticut and terminates at South Commack, Long Island, New York. The northern part of the system (between Waddington, New York and Wright, New York) consists of a 30-inch diameter pipeline and the southern part (between Wright and Long Island, N.Y.) consists of a 24-inch diameter pipeline. Two short lateral lines, several meter stations and three compressor stations at Wright, Croghan, and Athens, New York have been added since commencement of service in December 1991. IGTS was originally certificated to transport up to 581,000 dekatherms per day ("Dth per day") of natural gas on a firm basis to markets in New York, New Jersey, and New England. Due to additional certificate authorizations from FERC, IGTS now provides firm, year-round transportation service of 936,941 Dth per day plus 60,703 Dth per day of firm transportation service during the winter months.

The Eastchester Extension Project is a 36-mile, 24-inch diameter gas pipeline that will extend from the existing IGTS 24-inch mainline at Northport, Long Island to a new interconnect with Consolidated Edison ("ConEd") located downstream of the Hunts Point compressor station in the Bronx, New York City. The pipeline is expected to transport at a capacity of 230,000 Dth per day. Eastchester is expected to enter service in the spring of 2003. Construction activities began on schedule in April 2002.

Once interconnected with ConEd, the Eastchester Extension will also be connected to the New York Facilities System. The New York Facilities System is a complex of pipelines that allows gas flowing into the designated facilities to move throughout the New York Facilities of the ConEd and Keyspan systems.

The Eastchester Extension is designed to serve incremental loads in the New York City area, principally on the ConEd system, but the pipeline will also have access to Keyspan customers through the New York Facilities System. Customers who have reserved capacity are the following:

         o    ConEd                                    30,000 Dth per day
         o    Keyspan Ravenswood                       60,000 Dth per day
         o    Reliant Energy (Orion)                   60,000 Dth per day
         o    Virginia Power Energy Marketing          20,000 Dth per day

Total reserved capacity is currently at 170,000 Dth per day. These contracts currently run for 10 years from the commencement of service or through 2013.

On December 26, 2001, Iroquois was awarded a Certificate of Public Convenience and Necessity by the Federal Energy Regulatory Commission ("FERC") for the full 230,000 Dth per day of capacity. At Iroquois' request, FERC amended this order on March 13, 2002 authorizing Iroquois to proceed with construction at the lesser amount of 150,000 Dth per day.

     Key issues

ICF's assignment was to prepare an independent market assessment for the Eastchester Extension, including an assessment of the demand, supply and transportation issues relevant to this project. The demand analysis reviews the range of natural gas market outlooks for the New York City region. The supply analysis examines the access to supply that Eastchester will provide to customers being served by the pipeline (and by extension IGTS). Finally, the transportation analysis examines the competitive position of Eastchester relative to other incremental supplies into the New York City area. Our report addresses these specific questions:

     o What is the outlook for natural gas demand in the New York City region directly relevant to Eastchester for the first 10 years of the Project and for the balance of the period through 2025?

     o Will the Eastchester Pipeline, and by extension, IGTS have access to sufficient gas supply to make it attractive to shippers on the pipeline?

     o Will Eastchester be a competitive transporter of natural gas into New York City?

     o    What are the long-term prospects for transportation on Eastchester?

     Organization of this Report

The remainder of this report is organized in four sections:

     o Chapter 2 presents the forecast for the demand for gas in New York City. The initial focus is on the market consisting primarily of electric power generation. For the balance of the period, we review forecasts developed by the joint industry organization, the New York Gas Group.

     o Chapter 3 summarizes the overall gas supply situation for New York and the Northeast focusing on the gas supply regions that will be the likeliest sources of gas supply for New York and on the dynamics of supply that will influence which pipelines will be in the best position to serve the New York City market.

     o Chapter 4 addresses the contestable nature of the New York City market and evaluates the competitiveness of the Eastchester pipeline in this market.

     o Chapter 5 presents ICF's findings and conclusions, which summarizes and elaborates on the findings of previous sections.

                            2. Gas Market Assessment


In this section we first review the customer support for the Eastchester Extension. This is followed by a broader consideration first of the electric power market in New York City and then by a broader overview of gas demand in the New York City environs. The purpose of this section is to establish the market support for the Eastchester project.

     Customer Support

On December 26, 2001, the FERC issued a certificate of public convenience and necessity authorizing the construction of the Eastchester facilities at an installed capacity of 230,000 Dth per day, citing the market support and stipulating that 10-year service agreements for the full transport capacity must be in place prior to construction(2). Iroquois initially believed five shippers would commit to capacity, but events subsequent to the Enron bankruptcy caused one of the shippers, Mirant, to not exercise its commitment for 60,000 Dth per day. IGTS sought and received a modification of the FERC certificate granting a waiver in favor of construction "based on the executed contractual commitments for approximately 65 percent of the Eastchester Project Capacity."(3) This will allow Eastchester to proceed while additional shippers are lined up.

Eastchester currently has signed up four customers for capacity on the pipeline. These customers include ConEd Energy, Keyspan Ravenswood, Inc., Reliant (formerly Orion Power), and Virginia Power Energy Marketing. The total equals 170 MDth. These customer agreements are for 10 years, expiring in the 2013 time frame. Below, we describe each of these customers.

                        Exhibit 2-1. Customer Commitments

              ------------------------------------------------------------------
                              Contracting Entity        Contracted Quantity
                                                           (Dth per day)
              ------------------------------------------------------------------
              ConEd Energy                                    30,000
              ------------------------------------------------------------------
              Key Span Ravenswood, Inc.                       60,000
              ------------------------------------------------------------------
              Reliant Energy (formerly Orion Power)           60,000
              ------------------------------------------------------------------
              Virginia Power Energy Marketing, Inc.           20,000
              ------------------------------------------------------------------
              Total Contracted Capacity                      170,000
              ------------------------------------------------------------------

     o ConEd Energy is the fuel supplier for Consoidated Edison steam heating system. The capacity on Eastchester is intended for the East River Plant, which is being expanded to 360 MW from the current size of 160 MW. Consumption at the plant is expected to be about 100,000 Dth per day. ConEd Energy has also committed to 40,000 Dth per day over Market Link. With the Eastchester 30,000 Dth per day, this plant will swing between suppliers for the incremental 30,000 Dth per day to round out its commitments.

     o Keyspan Ravenswood is located on the East River across from midtown Manhattan. The plant has 1,753 MW of steam turbine capacity and 415 MW of turbine peaking capacity. The gas requirements for the plant are about 550,000 Dth per day of gas. Keyspan has filed to construct an additional 250 MW of combined cycle capacity (high load factor) that would use an additional 45,000 Dth per day of gas.


----------
2 97 FERC P. 61,379 (2001). Paragraph E, page 12.
3 98 FERC P. 61,273 (2002). Paragraph 12, page 4.

     o Reliant Energy purchased Orion Power, which had originally signed the commitments with Eastchester. Reliant is honoring the commitments. Reliant owns the 1,090 MW Astoria steam generating plant and 765 MW of peaking capacity at plants located at Gowanus and Narrows. Gas requirements for Astoria are about 300,000 Dth per day. The peaking facilities use up to 250,000 Dth per day.

     o Virginia Power Energy Marketing purchased capacity on Eastchester to remarket gas in New York City. Since then, Virginia Power has moved to essentially reassign its capacity to Consolidated Edison for system supply for an initial period of three years, with option to renew. Virginia Power remains committed to the 10-year term of the contract. The agreement with Virginia Power Energy Marketing is currently awaiting final approval from management at ConEd. Iroquois expects the agreement to be finalized soon.

IGTS has informed ICF that the New York Power Authority ("NYPA") and Sempra have approached the company to access additional capacity. NYPA operates the 825 MW Poletti Station in Queens with a gas requirement of 200,000 Dth per day. NYPA also has installed peaking units near the Eastchester meter and has filed for a 500 MW expansion of the Poletti Station (about 90,000 Dth per day), with an in-service date in late 2004. Iroquois believes that the NYPA intends to contract for 40,000 Dth per day of capacity.

IGTS is in negotiations with Sempra and other parties for medium term (about 2 year) agreements for up to 30,000 Dth per day of capacity. These transactions would be priced at the daily price spread between Waddington deliveries and Transco Zone 6 (New York City).

The additional 70,000 Dth per day of capacity would round out the total 230,000 Dth per day of certificated capacity.

In sum, the existing and prospective customers for the Eastchester pipeline provide firm support for the 170,000 Dth per day of initial capacity and there appear to be substantial opportunities for the remainder of the capacity to be contracted. Whether this happens is determined by two factors: the underlying growth in demand for gas in the New York City region and the competitiveness of the Eastchester pipeline.

     Gas Demand Forecast for New York City

In this section we address separately the outlook for gas consumption for electric power generation and general gas demand in the New York City region.

                        Electric Power Gas Demand Outlook

Natural gas has long been the dominant fuel for electric power generation within the New York City and Long Island areas. Unlike most other markets in the United States, this area has neither nuclear or coal capacity. Instead, the utilities here have relied on a combination of steam and combustion turbine capacity primarily burning natural gas with residual and distillate oil as a backup fuel. This capacity consists of about twenty medium-to-large plants totaling about 8,000 MW in New York City and 4,500 MW in Long Island with the Ravenswood, Astoria, and Gowanus plants previously owned by ConEd being the largest plants.

               Exhibit 2-2. Power Plant Locations near Eastchester


                               [GRAPHICS OMITTED]





Natural gas will remain the fuel of choice for future power plants in this region. The efficiency advances of gas-fired combined cycle plants make gas more economic. In addition, natural gas combustion turbine and combined cycle plants have the advantages of lower capital costs and lower environmental emissions and impact than coal or oil plants.

While future incremental generating capacity is likely to be gas fired, the level of local gas consumption in power plants is determined by a number of factors. Power plants are dispatched into the power grid on the basis of lowest operating costs. Baseload power is largely coal or nuclear. Gas plants are dispatched in the medium to peak periods of the day. Thus the amount of gas burned will depend on electricity consumption, the availability of low cost power from other sources, the efficiency of the power plants, and the price of gas into those plants.

ICF developed and operates the Integrated Planning Model ("IPMTM"), a large linear program that takes assumptions about electricity demand growth, the availability of power plants (and their operating characteristics), environmental and transmission constraints, and fuel prices and dispatches power plants in a given region or power pool. The resulting output identifies, among other things, the marginal source of power, the wholesale cost of power, and the fuel used to produce the power.

New York City is part of the New York Power Pool ("NYPP"). The NYPP operates as a market where generators bid into the marketplace and NYPP dispatches power plants on a least cost basis. The most expensive unit operating in each hour sets the market price for electricity. Pricing of energy in New York is nodal - that is prices vary by transmission nodes. Transmission constraints between upstate and downstate often result in power not being able to flow into the City during peak periods, leading at times to higher cost power plants being dispatched to serve power demands in New York City. (IPM(TM) operates in the same way.)

ICF's Base Case forecast for annual electric power gas consumption for New York City and Long Island is shown in Exhibit 2-3. From our forecast, gas demand will double over the next twenty years. In the next couple of years, most of this demand is from the older fleet of gas steam plants in NYC. However, as demand for electric power grows, gas consumption grows in both areas as gas-fired combined cycle plants are built to meet electric power requirements.

      Exhibit 2-3. Forecast Annual Gas Consumption by Electric Power Sector
                           (Millions of Dth per year)
            --------------------------------------------------------------------
                Region       2003    2004    2005    2006   2010    2015    2020
            --------------------------------------------------------------------
            NYC               162     171     157     151    152     169     201
            --------------------------------------------------------------------
            Long Island(4)     26      29      62      66     77      97     100
            --------------------------------------------------------------------
            Total             187     200     219     217    229     265     302
            --------------------------------------------------------------------
            Source: ICF Consulting, Inc.

The significant growth in electric generation demand for gas in New York City is due, in part, to what is known as the "80 percent rule." New York City is an electric load pocket because limited transmission lines can only import about half of the city's electricity needs at peak periods. As a result, the New York Independent System Operator ("NYISO") has a rule that requires that generating capacity equivalent to 80 percent of New York City's peak load be located in New York City. This rule guarantees that peak electric demand can be met in the city if a power plant or a major transmission line fails. As a result, nearly all New York City electricity demand growth must be matched by increased in-city generating capacity.

The annual average growth in gas consumption of 2.8 percent per year is higher than the overall growth in the demand for electric power. This is due to a shift towards new combined cycle plants that are more efficient than the existing gas steam capacity and thus are dispatched in more hours throughout the year. The resulting higher capacity factors lead to more gas demand. Their construction also reduces the fraction of power needs that the region will import from neighboring regions.

Capacity factors for gas steam capacity in New York City and Long Island are forecast to be in the 10 percent to 40 percent range, higher when compared to similar plants in other regions, but still much lower than the 70 percent to 90 percent capacity factors we forecast for the more efficient combined cycle technology that will be built. The impact on gas consumption follows directly. A 250 MW gas steam plant with a 20 percent capacity factor would burn about 3 trillion Btus per year while a 250 MW combined cycle plant with an 85 percent capacity factor would consume over 12 trillion Btus per year.

While growth in annual demand for gas is an important indicator, the growth in the peak or highest daily demand can be a more critical measure of the need for pipeline capacity. In Exhibit 2-4 we show ICF's Base Case forecast of gas demand in the power sector for the highest demand day in the year.


----------

4 Includes impact of TransEnergie.

     Exhibit 2-4. Forecast Peak Day Gas Consumption by Electric Power Sector
                           (Thousands of Dth per day)
                   -------------------------------------------------------
                         Region         2003    2005     2010      2020
                   -------------------------------------------------------
                   NYC                   740     790      810     1,000
                   -------------------------------------------------------
                   Long Island(5)        410     420      500       600
                   -------------------------------------------------------
                   Total               1,150   1,220    1,310     1,610
                   -------------------------------------------------------
                   Source: ICF Consulting, Inc.

From our forecast, peak demand increase by about 50 percent over the next twenty years in the New York City and Keyspan regions. Peak gas demand grows at about 2 percent per year, which corresponds closely to the forecast growth in peak electricity demand shown later in this report. The growth in peak gas is just slightly higher than the peak electricity growth since the region is building new gas-fired electric generating capacity and relies less on imports at the peak. The growth in peak day gas consumption lags behind the growth in annual gas consumption because this new capacity is primarily efficient combined cycle capacity, which requires less gas per unit of electric power generated. In terms of annual gas consumption, these combined cycles generate more baseload power and displace imports around the clock, not just at the peak.

                  High Voltage Direct Current Transmission

The forecasts of New York City gas consumption for electricity generation do not consider the potential for competition in local generation from high voltage direct current ("HVDC") electricity transmission. Such transmission projects are being proposed that would allow construction of power plants outside the New York metropolitan area, and the output transmitted over these lines. HVDC lines operate more like gas pipelines than normal electric transmission systems in that electricity in a HVDC line flows in one direction. FERC policy currently treats HVDC lines differently from traditional transmission. DC lines, under certain conditions, are allowed to set market-based rates. This enables these lines to take advantage of load pockets. Two major HVDC systems are proposed for New York City.

The Neptune Regional Transmission Project is a $4 billion underwater transmission network, linking supplies in Maine, New Brunswick and Nova Scotia to major load centers in Boston, Long Island, Connecticut and New York City. This project utilizes High Voltage Direct Current cable and would be constructed in four phases. The first phase consists of a short connection from New Jersey to New York City and Long Island, with an anticipated completion in summer 2003. Subsequent planned phases include transmission lines from New Brunswick to New York City, proposed for completion in 2004; construction of interconnection points in Nova Scotia and Boston by 2005; and an interconnection between Maine and Connecticut constructed by 2006. When completed, the project will have a total capacity of 4,800 MW.

The Neptune application proposes to sell up to 30 percent of capacity by direct negotiation, with the remaining capacity being offered to the highest bidder through initial and subsequent open seasons. Capacity will be sold as Transmission Scheduling Rights ("TSRs"). TSRs will entitle their holders to schedule transactions between a specified Point of Receipt and a specified Point of Delivery in a single direction. Initially, Neptune proposes to allocate at least 80 percent of its capacity on a long-term basis. The structure of the project allows for operational control of the Neptune Project by a Regional Transmission Organization.



----------

5 Includes impact of TransEnergie.

TransEnergie U.S. Ltd is developing the Harbor Cable Project, which connects the transmission grids of Pennsylvania-New Jersey-Maryland (PJM) and NYISO with a HVDC cable system. The proposed system would consist of approximately 26 miles of buried land and submarine HVDC cables and associated Converter Stations and AC interconnection facilities between the Linden, New Jersey substation and the West 49th Street substation in New York City. Operation is scheduled to commence in Summer 2004. The Harbor Cable Project will have a transfer capability of up to 650 MW.

All transmission capacity of this project will be offered for sale via a non-discriminatory "open season" process, expected to commence in the second quarter of 2002. During the open season, TransEnergie U.S. Ltd will offer to all qualified bidders up to 650 MW of transmission capability between New Jersey and New York City in either direction. The open season will ultimately determine the exact size and configuration of the project.

The outlook for HVDC is uncertain and we have not adjusted our forecast in anticipation of their penetration into New York City. A number of regulatory issues, costs, siting and environmental concerns are outstanding. HVDCs are subject to competition from small peaking facilities that can more cheaply alleviate load pocket conditions, such as are being proposed by NYPA in the Bronx. Moreover, it is not clear how the 80 percent rule would apply to HVDC systems.

                  Core Market Gas Demand Growth

Since the restructuring of the natural gas market in New York State, consumers can now purchase gas directly from marketers in lieu of purchases under distribution company tariffs. As a consequence of this unbundling of gas supply and local distribution, much of the core market of the local distribution companies, specifically Consolidated Edison and Keyspan has become contestable. This will mean that shippers on Eastchester will be able to resell gas to end users in the City. One result of this is that the local distribution companies no longer report details of the market behind their City gates and the reliability of publicly available estimates of gas demand is uneven.

The principal source of estimates is the New York Gas Group ("NYGAS"), "Report to the New York State Planning Board" for the most recent historical gas consumption and gas demand forecasts for New York State(6). NYGAS reports recent year consumption by sector by utility and estimates of future demand growth through 2007. ICF extended the NYGAS demand growth rate for total requirements in the latest heating season (2006-07) to 2025. Exhibit 2-5 shows ICF's estimated annual gas demand forecast to 2025 on an average daily basis. Downstate includes the distribution systems of ConEd, Keyspan New York, Keyspan Long Island, Orange and Rockland and Central Hudson. Since Eastchester is most relevant to ConEd and Keyspan New York, we show theses utilities separately.


----------

6 NYGAS updates this historical consumption in this publication annually. The report dated July 1, 2000 contains 1998-99 consumption data and the gas demand projections. The 2001 report contains consumption data to October 2000.

            Exhibit 2-5. Forecast of Average Daily Natural Gas Demand
                           (Thousands of Dth per day)
--------------------------------------------------------------------------------
Sector                        2000     2005     2010     2015     2020     2025
--------------------------------------------------------------------------------
Downstate                    2,212    2,373    2,680    2,951    3,234    3,543
--------------------------------------------------------------------------------
Consolidated Edison (NYC)      763      828      952    1,094    1,258    1,446
--------------------------------------------------------------------------------
Keyspan New York               682      742      799      862      929    1,001
--------------------------------------------------------------------------------
Source: New York Gas Group, 2000 and 2001 New York Gas Report and ICF Consulting, Inc.

Consolidated Edison Company of New York (ConEd) provides natural gas service in Manhattan, the Bronx and parts of Queens and Westchester. It served 1,051,555 customers in 2000, of which 89 percent are residential. Natural gas sales account for 15 percent of its revenue. ConEd's distribution system consists of more than 6,600 miles of gas mains and service pipes. The system has a capacity that allows more than 200 million Dth of natural gas to be transported each year.

Keyspan Energy is the largest distributor of natural gas in the Northeast. The company's Keyspan New York division, formerly known as Brooklyn Union, serves the New York City boroughs of Brooklyn, Queens and Staten Island. Keyspan New York generates more than $900 million in revenue a year and serves more than one million customers, of which 33 percent are residential. Keyspan New York has more than 3,914 miles of distribution pipelines and more than 5,388 miles of service pipelines. Its distribution system has a capacity of more than 200,000 Dth per day.

Exhibit 2-6 presents ICF's estimate of the peak day demand for natural gas. Peak day demand refers to the consumption of gas for the winter peak day, since gas consumption is highly seasonal. Distribution companies buy capacity on pipelines to meet these peak day demands.

              Exhibit 2-6. Forecast of Peak Day Natural Gas Demand

--------------------------------------------------------------------------------
Sector                    2000      2005     2010      2015     2020      2025
--------------------------------------------------------------------------------
Downstate                2,972     3,189    3,601     3,966    4,346     4,762
--------------------------------------------------------------------------------
Consolidated
Edison (NYC)               887       962    1,106     1,271    1,461     1,680
--------------------------------------------------------------------------------
Keyspan-New York         1,064     1,157    1,247     1,344    1,448     1,561
--------------------------------------------------------------------------------
Source.  ICF estimates based on NYGAS report.

     Chapter Summary

In this chapter we have reviewed the demand for natural gas pipeline capacity proposed by Eastchester as evidenced by the customer commitments and expectations about future commitments in the near future. Overall, electric generation demand is the main driver of the demand for capacity offered by Eastchester. The power plants to be served by Eastchester are relatively near to the terminus of the pipeline. Serving these projects will be easier for Eastchester than for new facilities that may enter the New York City market. Overall demand growth in New York City, combined with the unbundling rules in New York State, make much of the New York City demand accessible to the shippers on Eastchester. In many cases we expect these shippers to direct gas into these other markets when their power plants are not dispatched.

                              3. Gas Supply Issues

     Background

Future supplies of natural gas for IGTS and Eastchester will come primarily from the WCSB, from North Atlantic offshore production from the Scotian Shelf, and from the U.S. Gulf Coast, including the Gulf of Mexico. The Transco (Williams Companies), Texas Eastern (Duke Energy), Tennessee (El Paso), and Columbia (NiSource) pipeline systems deliver gas to New York from the Gulf Coast, although they can also receive gas from the Mid-Continent. WCSB gas is delivered to the New York region via Tennessee and IGTS.

Delivered gas prices reflect the cost of producing gas in the respective producing basins, as well as the cost of transporting gas over the pipelines serving those basins. In a market dominated by gas-on-gas competition, the interaction of basin prices and transportation costs determine market prices and buying behavior. Producers direct gas into systems where low transportation costs into high value markets will yield them the highest netback prices at the wellhead. Conversely, buyers for end user markets will dispatch their lowest cost supplies first (the sum of gas prices and transportation costs) and higher cost supply last. Low cost shippers will maintain throughput and achieve high utilization rates. Swing suppliers - those pipelines on the margin - will see throughput wax and wane with market demand.

In this section we address the basin and pipeline pricing dynamics that will affect the cost of deliveries over various pipeline systems.

       Exhibit 3-1. Potential Gas-Producing Basins in Canada (CGPC, 1997)

                               [GRAPHICS OMITTED]

     Canadian Gas Supply

During the past decade, Canada has become an important supply region of natural gas for the North American market. This success is attributable to a number of factors including the following:

     o    abundant and relatively low-cost natural gas reserves,
     o    reliable and expanding transportation infrastructure,
     o    competitive prices, and
     o    deregulation initiatives in Canada and the United States.

Canadian marketed natural gas production was more than 6.5 Tcf in 2000, a 68 percent increase from 1990 levels. Most of the new production went to meet export demand. Exports from Canada to the United States have more than doubled in the last ten years to a level of 3.5 Tcf in 2000 (Exhibit 3-2).

   Exhibit 3-2. Illustration of Natural Gas Production and Exports From Canada


                               [GRAPHICS OMITTED]







                  Source: Energy Information Administration (EIA).

                  Western Canadian Sedimentary Basin

Today, Canada's single most important source of natural gas supply is the WCSB, which extends over most of Alberta, Saskatchewan, British Columbia, and the Northwest Territories. The WCSB is estimated to contain over 70 percent of Canada's endowment of conventional natural gas or 423 Tcf. Currently, the WSCB is estimated to have 142 Tcf of technically recoverable (marketable) conventional natural gas resource, assuming both discovered and undiscovered resources. Technically recoverable' or `marketable' resource is simply the gas-in-place adjusted for average recovery and surface loss factors, and assumed to be recoverable using current or foreseeable technology. The resource may or may not be accessible or economic to produce and undiscovered technically recoverable resources may or may not be discovered in the future. Exhibit 3-3 shows the current assessment of Canadian natural gas resources by the Canadian Gas Potential Committee issued September 2001.

WCSB production is the principal supplier of gas to domestic Canadian markets, as well as a major source of exports to the U.S. West Coast (principally via the PG&E Northwest Pipeline); to the Midwest (via Foothills, Northern Border, Alliance, TCPL and Great Lakes); and to Northeast markets (TCPL deliveries at Niagara, N.Y. to Tennessee, Empire and National Fuel; at Waddington, N.Y. to IGTS; and Pittsburg, N.H. to Portland Gas Pipeline). With the addition of the pipelines serving other markets, TCPL is no longer the sole shipper of gas from the WCSB, and gas supply and prices are sought by buyers in several markets, with the effect that gas tends to flow to the markets and over the routes with the higher netbacks to producers.

There is concern that the substantial pipeline capacity available to export gas from WCSB could be higher than the deliverability from the gas fields. This concern is driven by several factors, such as recent low oil and gas prices, the rising decline rates of currently producing wells in the WCSB, and the availability of capital to drill the number of wells required to maintain or increase deliverability.

ICF believes that there is ample low cost natural gas available in WCSB. To maintain deliverability, however, drilling levels in WCSB must increase substantially, and the mix of drilling prospects must change from infill drilling to exploratory and development drilling in deeper pools and frontier areas. Currently, the largest 50 natural gas pools in the WCSB account for almost 40 percent of natural gas production. Smaller pools will require greater effort and cost. ICF believes that higher basin prices and the relative cost attractiveness of WCSB resources will encourage increased exploration and drilling levels in the WCSB to achieve forecast levels of production.

                  Sable Island

Located in the waters off Nova Scotia in Canada's Maritime Provinces, Sable Island and its surrounding areas were the site of a major natural gas find in the early 1970s. In the mid-1980s, development was pursued in one of the six fields but was later suspended due to a collapse in gas prices and the high cost of natural gas transportation. More recently, the cost of producing this resource was reduced and increasing demand in the Northeast triggered renewed interest in developing the area. Due to the favorable economic conditions, Mobil Oil Canada, Shell Canada Ltd., Imperial Oil, Mosbacher, and Nova Scotia Resources Ltd. formed a consortium to re-examine the economic and technical feasibility of developing the natural gas reserves in the Sable Island area. Mobil is the principal partner of this consortium, Sable Offshore Energy Project
(SOEP), with a 59 percent share. A favorable environment for Sable Island field development has been created by the following factors:

     o Significant natural gas and natural gas liquids (NGL) resource potential
     o    Sustained future production potential
     o    Company partnerships/alliances
     o    Competitive cost of supply

Currently, Sable Island augments annual WCSB gas production by more than 180 Bcf and is expected to double by 2005.

Production from Sable Island flows at 530,000 Dth per day over the Maritimes and Northeast Pipeline ("M&NE"), serving markets in Nova Scotia and New Brunswick. However, M&NE's principal market is New England, which currently receives 415,000 Dth per day. M&NE has recently filed with the National Energy Board of Canada and the FERC to expand capacity by up to 1 Bcf per day on the Canadian portion and up to 800,000 Dth per day on the U.S. segment. The pipeline terminates at an interconnect with Tennessee at Dracut, Massachusetts. From there Sable gas flows to the Boston market, where it enters the Algonquin system. Gas from Sable Island is able to serve much of New England and reach New York via backhauls over Tennessee and Algonquin.

A major difference between Sable Island production and WCSB production is that the former has only one significant market outlet, New England. Consequently, Sable producers are price takers, with the price they receive being set by the netbacks from Dracut. There is a natural pressure for these producers to seek additional outlets for their gas. The natural flow of this will be towards New York.

                  Other Canadian Resources

Over the long term, the Mackenzie Delta and Beaufort Sea area, offshore Newfoundland, and unconventional gas resources in Western Canada (coalbed methane, tight gas, fractured shale) will contribute to future natural gas supplies. Unconventional resources are characterized by having very large volumes of gas in place but small to unknown volumes available for commercial production under current technology. Unconventional gas resources, particularly coalbed methane, could become a significant source of natural gas in the future. At present, unconventional gas is an emerging resource in the WCSB.

         Exhibit 3-3. Current Estimate of Canadian Natural Gas Resources

--------------------------------------------------------------------------------
                                                       Estimated Remaining
                                                      Marketable Natural Gas
                                        Gas-In         Resource (includes
Basin                                   Place,          Discovered and
                                         Tcf            Undiscovered) Tcf
--------------------------------------------------------------------------------
Western Canada Sedimentary Basin         423                    142
--------------------------------------------------------------------------------
Scotian Shelf                            27                     11
(Sable Island & Panuke)
--------------------------------------------------------------------------------
Newfoundland                             26                      8
(includes Hibernia)
--------------------------------------------------------------------------------
Mackenzie Delta-Beaufort                 46                     30
--------------------------------------------------------------------------------
Mackenzie Corridor                        8                      5
--------------------------------------------------------------------------------
Central Canada                            4                      2
--------------------------------------------------------------------------------
Other Frontier Basin                     59                     35
(Arctic Islands, West Coast,
Labrador)
--------------------------------------------------------------------------------
Total Canada                             593                    233
(Conventional Gas Resources)
--------------------------------------------------------------------------------
Total Coalbed Methane                 225 - 750        Not Assessed for 2001
--------------------------------------------------------------------------------
Other Unconventional Resources               Not Assessed for 2001
(gas hydrates, shale)
--------------------------------------------------------------------------------
Source: Canadian Gas Potential Committee, 2001.

     Canadian Natural Gas Production Potential

Canada's marketed natural gas production is just over 6 Tcf per year, of which more than 95 percent comes from the WCSB. Production from the Scotian Shelf fields began in 2000. The Sable Island area currently produces approximately 500 MMcf per day. Gas production could exceed 1 Bcf per day by 2005 as the Panuke deep fields are brought on line. The gas resource in the Grand Banks, offshore Newfoundland (Hibernia and Terra Nova fields) is associated gas, and it is currently being reinjected. Marketed production of this gas is expected in seven to ten years.

In the Mackenzie Delta and Beaufort Sea area, gas production is marketed locally. This gas resource is not expected to be available to the North American market for another six to ten years.

The current projection of Canadian natural gas production to 2025 was published by the National Energy Board in 1999 and is summarized in Exhibit 3-4.

   Exhibit 3-4. Projected Canadian Marketed Natural Gas Production (Tcf/Year)

--------------------------------------------------------------------------------
                           2000      2005      2010     2015      2020      2025
--------------------------------------------------------------------------------
NEB, Case 1, High          6.41      7.41      8.14     8.99      9.71      9.87
--------------------------------------------------------------------------------
NEB, Case 2, Low           6.25      6.95      7.45     8.08      8.06      7.67
--------------------------------------------------------------------------------
Source:  NEB, 1999.  Supply and Demand to 2025

     U. S. Gulf Coast Supply

The traditional source of natural gas for the Northeast has been the greater Gulf of Mexico gas supply region. This region includes the following coastal regions:

     o    Texas, Louisiana, and Mississippi,
     o    the Louisiana and Mississippi interior basins,
     o    East Texas Basin,
     o    the Florida Peninsula, and
     o    the offshore Gulf of Mexico.

Total marketed gas production from the Gulf of Mexico region in 2001 was 9.8 Tcf, approximately half of total U.S. natural gas production. Annual production from the region is projected to grow to 10.8 Tcf in 2005 and 12.1 Tcf in 2010. Remaining proved reserves in the Gulf of Mexico supply region were 67 Tcf at year-end 1999, representing 38 percent of total U.S. proved gas reserves. The estimated conventionally recoverable undiscovered resource base for the total Gulf of Mexico region is 290 Tcf, or approximately one third of the estimated total U.S. undiscovered resource base. While the offshore Gulf of Mexico contributes approximately 35 percent of the region's proved reserves, the offshore areas contain almost two thirds of the region's undiscovered resource base.

The Gulf of Mexico Outer Continental Shelf ("OCS") has become an increasingly important source of natural gas, accounting for 24 percent of U.S. dry natural gas production in 2000 and 17.5 percent of proved reserves. Gas production from the Gulf of Mexico OCS region was 5.07 Tcf in 2001. Total annual gas production from the Gulf of Mexico for the period 1995 through 2001 has ranged from 4.78 Tcf to 5.14 Tcf, averaging 5.01 Tcf. While gas production from the shallow shelf (water depth < 1000 feet) has declined by approximately 6 percent per year, gas production from deepwater fields (water depth of 1000 feet or greater) has increased annually by 15 percent to more 40 percent. In 1995, deepwater fields contributed less than 4 percent of total Gulf of Mexico OCS gas production. In 2001, 23 percent of Gulf of Mexico natural gas was produced from deepwater fields. By 2005, the U.S. Minerals Management Service projects that annual gas production from the Gulf of Mexico OCS will be more than 6 Tcf, with deepwater gas fields continuing to provide more than 20 percent of total gas production.

The Gulf Coast is the major supplier of gas for the eastern seaboard of the U.S. While substantial volumes of gas flow to the upper Midwest, Canadian gas has begun to displace gas from the Gulf. This gas has been redirected to the Southeast and Northeast. The major pipeline systems serving these markets include Tennessee, Texas Gas (Williams), Transco, Columbia and Columbia Gulf,

Texas Eastern, Southern Natural (El Paso), Florida Gas, and the many intrastate pipelines in Louisiana and Texas.

     Gulf Resource Potential

In 1999, the National Petroleum Council estimated the undiscovered Gulf of Mexico natural gas resource at 178 Tcf and growth of discovered reserves at 42 Tcf. The U.S. Minerals Management Service recently released an updated petroleum assessment for the Gulf of Mexico OCS, which estimates the mean total undiscovered conventionally recoverable resource at 192.7 Tcf. Remaining proved reserves in the Gulf of Mexico OCS at year-end 1999 are estimated to be 23.6 Tcf. Table 3-5 shows the current MMS assessment of undiscovered, conventionally recoverable natural gas resource by water depth and by Gulf of Mexico planning area. Most of the gas resource in the Eastern Gulf of Mexico is off limits due to a moratorium on offshore exploration and production that will not expire until 2008. The earliest scenario for gas production from the moratoria areas of the Eastern Gulf of Mexico is estimated to be year 2010 to 2012. The Minerals Management Service has also estimated the economically recoverable undiscovered natural gas resource at several oil and gas price scenarios. At a gas price of $2.11/Mcf (assumes $18/barrel oil price), the economically recoverable undiscovered gas resource for the Gulf of Mexico is 100.3 Tcf. At a gas price of $3.52/Mcf (assumes $30/barrel oil price), the economically recoverable resource is 140.7 Tcf.

    Exhibit 3-5. Undiscovered Conventionally Recoverable Natural Gas Resource by Gulf of Mexico Planning Area and Water Depth (Tcf)

-----------------------------------------------------------------------------------------------------
                                                 Water Depth
-----------------------------------------------------------------------------------------------------
                        (less                                                  (greater
                         than                                                   than
Planning Area            symbol)      200 -           800 -          1600 -     symbol)      Total
                         200 m        800 m           1600 m         2400 m     2400 m
-----------------------------------------------------------------------------------------------------
Central GOM                29.26       10.14          28.69         29.34          8.22       105.65
-----------------------------------------------------------------------------------------------------
Western GOM                21.37       10.21          20.96         17.45          4.73        74.72
-----------------------------------------------------------------------------------------------------
Eastern GOM                 6.07        0.67           0.45          1.35          3.99        12.53
-----------------------------------------------------------------------------------------------------
      Total                 56.7        21.0           50.1          48.1          16.9        192.9
-----------------------------------------------------------------------------------------------------

Source: U.S. Minerals Management Service. 2000 Assessment of Undiscovered Conventional Natural Gas

     Gulf of Mexico Future Production Potential

The major share of natural gas production to date has been from natural gas fields in shallow waters, and the trend will continue in the future. Because the shallow OCS in the Gulf of Mexico is a mature gas-producing province, the production contribution from deepwater fields will continue to increase relative to shallow water production. New technologies continue to be applied in the Gulf of Mexico to maintain and increase production from the shallow shelf fields, as well to extend exploration and production capabilities into deeper water areas. Examples of such technologies include the following:
     o    extensive use of directional drilling; drilling of deep,
     o    untested prospects in shallow water fields,
     o new seismic imaging technologies to improve resolution and exploration success in reservoirs located below salt deposits, and
     o increasing use of seafloor completions and robotic tools for subsea operations.

     Comparative Basin Costs

Using ICF's NANGAS model, ICF has provided a price forecast for 2005 through 2025 for the three basins likely to serve the Northeast and New York. The current model run was based on current gas resource base estimates, as well as on a number of other assumptions. The forecasted basin prices reflect expectations about fundamental basin production costs, both competition among the supply basins, and transportation constraints. The price estimates are summarized in Exhibit 3-6.

            Exhibit 3-6. Natural Gas Production Prices (2000 $/MMBtu)

--------------------------------------------------------------------------------
                        2005         2010        2015         2020         2025
--------------------------------------------------------------------------------
Henry Hub               3.11         3.03        3.19         3.34         3.34
WCSB                    2.63         1.40        3.00         2.74         2.74
Sable Island            2.06         1.98        2.14         2.29         2.29
--------------------------------------------------------------------------------
Source:  ICF Consulting, Inc.

As a proxy for the Gulf Coast, we have used Henry Hub as the pricing point. For individual pipelines, into-the-pipe prices may differ from the Henry Hub price by small amounts. Our WCSB price is a wellhead price. The Sable Island price is estimated at the outlet of the onshore processing plant operated by the producers, and the price represents a netback from Dracut over the M&NE pipeline. (Note the low WCSB price in 2010. This is a result of our assumption that gas from the Alaska North Slope and from the Canadian MacKenzie Delta arrives in Alberta in 2008-2009. Without substantial additional take away capacity, the effect will be to reduce gas prices in Alberta substantially, albeit for a brief period. By 2015, prices in Canada will recover as balance returns.)

Over the forecast period, Sable Island should be the low-cost source of gas for the Northeast. The Gulf of Mexico contains a high but uncertain amount of reserves. Production is expected to grow, but it will require higher investment in deep offshore plays. The WCSB will remain a substantial gas supply source. Over time, more WCSB volumes will go to markets in the Midwest and West to achieve higher wellhead netback prices. Gas flowing towards the Northeast will expand from the high cost TCPL system to other routes.

     Chapter Summary

Based on our evaluation of the gas supply available for New York, ICF foresees increasing gas supply entering the IGTS from Sable Island. Sable Island and the other developments in offshore eastern Canada represent a substantial resource base. Gas from the WCSB will continue to fill IGTS in the near term, and prices should be competitive with Gulf Coast supply.

The following section documents transportation costs to the New York City area, based on posted interstate pipeline tariffs. Combined with the basin prices, the tariff data builds a supply curve. To allow cross-year comparison, all values are provided in real 2000 dollars.

                     4. Natural Gas Pipeline Transportation

     Background

Currently, the ConEd system is served by the three following interstate pipeline systems: Transcontinental Gas Pipeline ("Transco"), Tennessee Gas Pipeline ("Tennessee"), and Texas Eastern Transmission Company ("TETCO"). The three long haul interstate pipelines have historically met natural gas demand in New York City with supplies from the Gulf of Mexico. In the late 1980s and early 1990s, however, two pipelines provided new transportation to the New York City area for low-cost natural gas supplies from the WCSB, specifically, Tennessee via an interconnection with TCPL at Niagara, New York and IGTS via an interconnection with TCPL at Waddington, New York. More recently, PNGTS has also established an interconnection in Pittsburg, New Hampshire to receive WCSB supply. The interstate pipelines in the New York City area are shown below in Exhibit 4-1.

             Exhibit 4-1. New York Interstate Natural Gas Pipelines


                               [GRAPHICS OMITTED]





     Existing Transportation Capacity

Exhibit 4-2 shows the total delivery capacity of existing interstate pipeline into ConEd's service territory, that is, Westchester County, the Bronx, Manhattan and Queens. Currently, Tennessee provides a small amount of capacity into Westchester County. TETCO provides gas to ConEd at the Goethals Bridge in Staten Island. Currently, the majority of pipeline capacity into the New York Facilities system is on Transco, primarily at the Manhattan and Central Manhattan meters. In addition, Transco is currently adding capacity with the Market Link project, a three-stage looping and compression expansion running from storage areas in Leidy, Pennsylvania to its meters at the New York Facilities System.

            Exhibit 4-2. Current Pipeline Capacity into New York City
                             (Thousand Dth per day)
             -------------------------------------------------------------------
                      Pipeline                             Capacity
             -------------------------------------------------------------------
             Tennessee                                          18
             -------------------------------------------------------------------
             TETCO                                             179
             -------------------------------------------------------------------
             Transco                                           885
             -------------------------------------------------------------------
             -------------------------------------------------------------------
               Market Link I                                   115
             ===================================================================
             Total                                            1,197
             -------------------------------------------------------------------

     Planned Pipeline Expansions

Exhibit 4-3 lists competing pipeline capacity expansions, which are discussed below in more detail. Exhibit 4-4 graphically combines the information on pipeline expansions and existing capacity.

     Table 4-3. Planned Pipeline Capacity Expansions (Thousand Dth per day)

-------------------------------------------------------------------------------------------------------------
Pipeline                   Capacity Addition               Con Ed       Long            Completion Date
                                                                        Island
-------------------------------------------------------------------------------------------------------------
IGTS               Eastchester                                230                         November 2002
                     Compression Expansion                     60          25                  2004
-------------------------------------------------------------------------------------------------------------
Transco            Leidy East                                  25                         November 2002
-------------------------------------------------------------------------------------------------------------
Algonquin          Islander East                                          260                  2003
                     Compression Expansion                                 25                Unknown
-------------------------------------------------------------------------------------------------------------
Columbia           Millennium                                 350                              2005
-------------------------------------------------------------------------------------------------------------
Tennessee          Northeast ConneXion                        300                              2007
=============================================================================================================
Total                                                         895         285
-------------------------------------------------------------------------------------------------------------

        Exhibit 4-4. Existing and Planned Capacity into the ConEd System


                               [GRAPHICS OMITTED]

                  Market Link II and Leidy East

The three-stage Market Link expansion requires nine new pipeline loops and additional compression. Williams completed Phase I in December 2001, adding 166,000 Dth per day of capacity between the Leidy storage center and three New York City locations (Manhattan, Central Manhattan and Long Beach). According to Williams, Market Link I provided 115,000 Dth per day of capacity into the ConEd system. Williams plans to add additional capacity to this route through two projects, Market Link II and Leidy East (originally called Phase III). Much of the capacity for the three projects has been contracted to marketers, such as Aquila, Reliant and Williams, with the remainder sold to utilities (Virginia Power and Pennsylvania Power and Light) and power generators (Peco). The two phases under construction will each add 130,000 Dth per day of capacity on the Transco system, but Market Link II does not provide additional capacity to New York City. Only Leidy East will provide additional capacity to the ConEd system, totaling 25,000 Dth per day. Most of the gas transported by the Leidy East capacity comes from Texas, Louisiana and the Gulf of Mexico and is brought to Leidy storage during the summer months by the Columbia Gulf and Columbia Gas systems. The anticipated in-service date is November 2002.

                  Millennium Pipeline

As currently planned, the Millennium pipeline would transport 700,000 Dth per day beginning November 2004, with 350,000 Dth per day entering New York City. The majority of gas for Millennium is expected to come from WCSB, although some quantities will be drawn from storage in the Tioga area. Gas would flow from WCSB primarily through existing pipelines. Specifically, the gas would flow through NOVA, Foothills, Northern Border, Vector, Canadian Millennium, and U.S. Millennium. The U.S. portion of Millennium starts at the U.S./Canadian border in Lake Erie, crosses the southern border of New York along the gas storage areas in and around Tioga County, and delivers gas into Con Ed's system in New York City. Gas would enter the New York Facilities System at the Mount Vernon metering station in Westchester County.

The Millennium project has been a political lightening rod, encountering vocal opposition based on environmental concerns over the pipeline right-of-way, particularly from the residents of Westchester County. The FERC granted Columbia Gas Transmission Corp. permission to build the pipeline in December 2001 on the condition that a suitable route was negotiated with Westchester County. In May 7, 2002, an agreement was reached with the city of Mount Vernon. Millennium is currently awaiting final FERC certification by June 2002.

Following the Mount Vernon agreement, New York Governor Pataki claimed that "under federal law, New York's Department of State must approve or reject any changes to the [Hudson] river's coastline," and on that basis, the Governor has rejected the current plan (NY Times 5/10/02). Despite the Governor's intervention, Columbia officials do not view state regulatory problems as a threat to the construction of Millennium. Columbia officials argue that Millennium is a Federal project, which carries imminent domain rights, and furthermore, the project has already passed all the required State and Federal environmental and regulatory hurdles.

Currently, the majority of construction is scheduled to take place in 2004. However, litigation could push the project's timetable back. An ICF source suggested that could take one to six months for the appeal to be heard and decided by the Department of Commerce. In addition, TCPL has withdrawn its application with the National Energy Board for Canadian segment of Millennium. Although Columbia claims that TCPL will re-file its application with following FERC approval for U.S. Millennium, uncertainty surrounding the Canadian segment will likely push Millennium's construction even further behind schedule.

                  Northeast ConneXion

El Paso proposed the Northeast ConneXion project to expand the Tennessee 300 pipeline's capacity into the New York Facilities System, Pennsylvania and New Jersey. ConneXion would add up to 300,000 Dth per day of incremental deliverability to the Tennessee system. There is also a potential expansion of 5 Bcf of storage capacity associated with this project. As currently planned, the route begins in Pennsylvania at Yellowspur and travels down Tennessee's existing right-of-way that ends at the New York/New Jersey border. ConneXion would then continue approximately 18 miles down the Hudson River, entering New York City on the West side near either 59th Street or 134th Street. Costs associated with the ConneXion project are currently unknown.

     Delivered Prices

For existing pipelines, the variable costs of natural gas delivery (commodity and fuel charges) are the basis for determining which pipelines will be dispatched. Since commodity charges are under fixed under contract, shippers have to pay the sunk cost, whether or not gas is shipped. To meet gas demand in ConEd's service region, Eastchester will compete against existing pipeline capacity on a variable cost basis.

As a new pipeline, Eastchester is in competition with proposed pipelines on a total cost basis. Full delivery costs (commodity plus variable charges) determine when future pipelines will be built. That is, a developer would not build a pipeline without expecting a reasonable return on the investment.

Based on tariff data from FERC, ICF has analyzed the total and variable delivered price of gas from each new and existing pipeline, provided in Exhibit 4-5. Each table is structured to show existing pipelines, new pipelines and possible supply sources for the Eastchester project.



                             Exhibit 4-5. Cost of Gas Delivered to New York City, 2005 ($/MMBtu)
------------------------------------------------------------------------------------------------------------------------------
Gas Source                            Route                    Capacity  Basin     Transportation Costs  Delivered Costs to
                                                                         Price                              NYC Area
-----------------------------------------------------------------------------------------------------------------------------
                                                                MMcf/d     2005     Total(1) Variable(2)  Total    Variable
-----------------------------------------------------------------------------------------------------------------------------
Existing Pipelines
-----------------------------------------------------------------------------------------------------------------------------
Gulf of Mexico     Transcontinental Gas Pipe Line (Transco)      885       3.11       0.55      0.13       3.66      3.24
Gulf of Mexico     Texas Eastern (TETCO)                         179       3.11       0.75      0.32       3.86      3.43
Gulf of Mexico     Tennessee Gas (Tennessee)                      18       3.11       0.73      0.32       3.84      3.43
Gulf of Mexico     Market Link I                                 115       3.11       0.56      0.13       3.67      3.24

-----------------------------------------------------------------------------------------------------------------------------
New Pipelines
-----------------------------------------------------------------------------------------------------------------------------
WCSB               Millennium Project(4)                         350       2.63       1.77      0.21       4.40     2.84+
Gulf of Mexico     Northeast ConneXion                           300       3.11
Gulf of Mexico     Leidy East                                     25       3.11       0.56      0.13       3.67     3.24+

-----------------------------------------------------------------------------------------------------------------------------
Eastchester Expansion Pipelines(3)
-----------------------------------------------------------------------------------------------------------------------------
WCSB               NOVA+TCPL+Iroquois+Eastchester                230       2.63       1.66      0.34       4.29      2.97
Gulf of Mexico     TETCO+Algonquin+Iroquois+Eastchester                    3.11       1.24      0.39       4.35      3.50
Gulf of Mexico     Tennessee+Iroquois+Eastchester                          3.11       1.12      0.41       4.23      3.52
SOEP Plant         M&NE+Tennessee+Iroquois+Eastchester                     2.06       1.89      0.19       3.95      2.25
SOEP Plant         M&NE+Algonquin+Iroquois+Eastchester                     2.06       1.88      0.31       3.94      2.37
-----------------------------------------------------------------------------------------------------------------------------

1.  Includes 100% load factor rate, commodity rate, and fuel cost.
2.  Includes commodity rate and fuel cost only.
3.  Assumes Eastchester lateral does not increase Iroquois Inter - Zone rate.
4. Includes NOVA+Foothills+Northern Border+Vector+Canadian Millennium+U.S. Millennium


Exhibit 4-6 and 4-7 present the information above both over time and relative to capacity. As Exhibit 4-6 shows, Transco is the lowest cost transportation among existing pipelines. However, Eastchester will be lower cost gas transportation than Transco. In 2005, the delivered variable costs of the other existing pipelines into ConEd system vary up to $0.46/MMBtu higher than Eastchester, primarily due to the higher priced Gulf of Mexico supply.


          Exhibit 4-6. Variable Cost of Gas Delivered to ConEd in 2005


                               [GRAPHICS OMITTED]

       Exhibit 4-7. Variable Cost of Gas Delivered to ConEd (2000$/MMBtu)

-------------------------------------------------------------------------------------------------------------
                      Route                                        Variable Delivered Cost
-------------------------------------------------------------------------------------------------------------
                                                      2005           2010           2015          2020
-------------------------------------------------------------------------------------------------------------
NOVA+TCPL+Iroquois+Eastchester                        2.97           1.74           3.34          3.08
Transcontinental Gas Pipe Line (Transco)              3.24           3.16           3.32          3.47
Market Link I & Leidy East                            3.24           3.16           3.32          3.47
Texas Eastern (TETCO)                                 3.43           3.35           3.51          3.66
Tennessee Gas (Tennessee)                             3.43           3.35           3.51          3.66
-------------------------------------------------------------------------------------------------------------


The variable cost relationship is expected to continue over time, as shown in
Exhibit 4-7. In 2005, Eastchester can deliver gas into the east side of New York City at a price $0.27/MMBtu lower than Transco. Although Transco has a lower variable transportation rate than Eastchester, the lower cost WCSB natural gas relative to the Gulf of Mexico gives IGTS an edge on delivered price. In the 2015 period, higher WCSB prices may push up variable delivered prices. However, Eastchester still has a clear cost advantage over TETCO and Tennessee.

To compare the Eastchester pipeline to other proposed pipelines, ICF has examined the full cost of the pipelines, shown in Exhibit 4-8 and 4-9.

         Exhibit 4-8. Full Cost of Gas Delivered to ConEd (2000$/MMBtu)


-----------------------------------------------------------------------------------------------------------
                  Route                                         Total Delivered Cost
-----------------------------------------------------------------------------------------------------------
                                                2005            2010            2015            2020
-----------------------------------------------------------------------------------------------------------
Leidy East                                      3.67            3.59            3.75            3.90
NOVA+TCPL+Iroquois+Eastchester                  4.29            3.06            4.66            4.40
Millennium Project                              4.47            3.25            4.85            4.59
-----------------------------------------------------------------------------------------------------------


Of the planned capacity into New York City, Leidy East is not a competitive threat to IGTS Although Market Link's looping and compression is less expensive on a full cost basis than IGTS, Transco accesses the City is through two lines on the west side of Manhattan. The pipeline cannot reach the east side where ConEd wants to expand, because ConEd cannot move large volumes of gas from west to east in its gas mains.

              Exhibit 4-9. Total Cost of New ConEd Capacity (2005)

                               [GRAPHICS OMITTED]

Both Exhibit 4-8 and 4-9 show that Millennium promises to provide the most direct competition to Eastchester. Millennium will provide large quantities of gas on a low variable cost basis. In addition, Millennium will terminate in the Mount Vernon district of eastern New York City, just south of Eastchester and north of the Bronx, and eastern New York City is the area where ConEd plans to add gas-fired generating capacity. However, Columbia's Millennium Pipeline faces a significant capacity constraint. Millennium gas supply enters north of the Hunts Point compressor station, and Columbia will need to upgrade the Facilities System to accept the large quantity of gas. Given the high costs of pipeline upgrades in the New York City area, ICF estimates that the upgrades will add $0.075/MMBtu to Millennium's total delivered cost. In addition to Millennium being a more costly pipeline, the chronic delays in Millennium's schedule have given Eastchester a crucial first mover advantage. Since Eastchester enter the New York City market before Millennium, it will capture a portion of Millennium's intended market.

     Future Competition in the New York City Market

None of the existing gas pipelines for New York City have spare capacity into the locations where demand growth is expected to occur. All pipelines need to expand their capacity or extend their pipe to reach the forecast markets. The IGTS expansion to Eastchester is designed to reach ConEd's new power generation on the east side of New York City. The IGTS proximity to the east side of New York City and the route through Long Island Sound (instead of congested routes through the City) places it in the most favorable location for capturing the ConEd expansion loads. The favorable position of Eastchester will also translate into lower costs. Because of the large gas volumes that are forecast to move through the Eastchester lateral, Iroquois expects that the IGTS tariff rate will decline over time. In addition, increased Sable Island production will provide another low cost supply source in the future, and Eastchester will be the key to backhauling gas down Algonquin and Tennessee into New York City.

     Chapter Summary

The IGTS Eastchester expansion is in a strong strategic position, relative to new and existing pipelines. The expansion provides low variable cost transportation to new natural gas demand in New York City, and on a total cost basis, Eastchester is the low cost pipeline with a first mover advantage. Eastchester's favorable position is expected to continue into the future, due to its favorable interconnection with the ConEd system and its access to low cost Canadian gas.

                           5. Findings and Conclusions


Below we summarize our finding by answering the specific questions raised at the beginning of this report.

What is the outlook for natural gas demand in the New York City region directly relevant to Eastchester for the first 10 years of the Project and for the balance of the period through 2025?

     For the initial 10-year period of the Eastchester pipeline, we expect the pipe to be fully subscribed with the original shippers and additional shippers with markets in New York City. The major market for Eastchester will be for electric power generation. ICF believes that the gas market in this sector will grow substantially beyond the initial 10-year period as more gas plants are constructed and existing plants are used at higher load factors. Beyond the growth in gas consumption for electricity generation, gas markets in the greater New York area will grow and peak day send out will increase in line with the growth in firm loads. Over the entire 25-year period, we believe the market can support the Eastchester project as well as expansions on Eastchester and additional projects.

Will the Eastchester Pipeline, and by extension, IGTS have access to sufficient gas supply to make it attractive to shippers on the pipeline?

     IGTS will continue to be supplied by gas from the WCSB, which will remain Canada's most prolific producing region over the entire forecast period. Over time, we believe Sable Island gas will assume a greater role in IGTS's throughput. Sable gas will be favorably priced to gas from either the WCSB or the U.S. Gulf Coast.

Will Eastchester be a competitive transporter of natural gas into New York City?

     Based on current rates and sources of gas, IGTS-Eastchester will be the low cost source of gas for its shippers. These shippers will tend to dispatch Eastchester volumes first and vary their supply from Transco or other pipelines. New pipelines entering the market will face higher costs for upgrading ConEd distribution facilities in addition to high costs for construction through sensitive areas north of the City. On a full cost basis, Eastchester is more expensive than the next Transco expansion but less expensive than Millennium and is likely to be less expensive than ConneXion.

What are the long-term prospects for transportation on Eastchester?

     Over the long term Eastchester will be able to sustain its throughput and expand capacity to meet expected increases in gas demand in New York City. Over the term of the analysis, the pipeline should remain competitively priced by reason of its transportation costs and access to lower cost gas supply. As Sable Island gas makes greater inroads into the New York area, IGTS and Eastchester will be the major conduit for those volumes.